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PRESS RELEASE

FOR IMMEDIATE RELEASE
Contact:  Andrew Gordon, President & CEO

Telephone:  (718) 832-0800


           COFFEE HOLDING CO., INC. ANNOUNCES INITIAL PUBLIC OFFERING

         BROOKLYN, NEW YORK: MAY 3, 2005. Coffee Holding Co., Inc. ("Coffee Holding") announced today that it is commencing an initial public offering of its common stock. Coffee Holding is offering 1,400,000 shares of its common stock at $5.00 per share. The underwriters have been granted an option for a period of 45 days to purchase up to an aggregate of 210,000 additional shares of common stock from Coffee Holdings to cover over-allotments, if any. Coffee Holding's common stock has been approved for listing on the American Stock Exchange under the symbol "JVA". Joseph Stevens & Company, Inc. is the lead managing underwriter for the offering.

         Coffee Holding is a leading integrated wholesale coffee roaster and dealer in the United States and one of the few coffee companies that offers a broad array of coffee products across the entire spectrum of consumer tastes, preferences and price points.

         The offering is being made only by means of a Prospectus. A written prospectus meeting the requirements of Section 10 of the Securities Act of 1933, when available, may be obtained from Joseph Stevens & Company, Inc., 59 Maiden Lane, 32nd Floor, New York, New York 10038 (800-609-9000).

         A registration statement relating to these securities was filed with and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

         This press release may contain forward-looking statements based on current expectations, estimates and projections about the Company's industry, management's beliefs and assumptions made by management. Words such as "anticipates", "expects", "intends", "plans", "believes", "seems", "estimates", or variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.